SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission
        Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                              ROGERS CORPORATION
---------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                                    N/A
---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


        (1) Title of each class of securities to which transaction applies:______________________________________________________

        (2)  Aggregate number of securities to which transaction applies:
             ______________________________________________________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________________________________________

        (4)  Proposed maximum aggregate value of transaction:______________

        (5)  Total fee paid:_______________________________________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:_______________________________________

        (2)  Form, Schedule or Registration Statement No.:_________________

        (3)  Filing Party:_________________________________________________

        (4)  Date Filed:___________________________________________________

                            Rogers Corporation


                       Notice of 1997 Annual Meeting


                              Proxy Statement

TABLE OF CONTENTS
                                                    Page
Notice of Annual Meeting of Stockholders              2
Proxy Statement
  Election of Directors (Proposal 1)                  4
  Stock Ownership of Management                       5
  Beneficial Ownership of More Than Five Percent      6
  Board of Directors                                  7
  Executive Compensation                              8
  Other Arrangements and Payments                    15
  Miscellaneous Matters                              16


RETURN OF PROXY

     Please complete, sign, date and return the accompanying proxy card promptly in the enclosed pre-addressed envelope even if you plan to attend the Annual Meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the Annual Meeting and vote in person, your proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the Annual Meeting and is therefore urgently requested.


IF YOU PLAN TO ATTEND THE MEETING

     The Annual Meeting of Stockholders of Rogers Corporation will be held on Thursday, May 1, 1997, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street in Hartford, Connecticut.


DISTRIBUTION OF THE 1996 ANNUAL REPORT

     The 1996 Annual Report of Rogers Corporation was sent in late March to stockholders of record as of March 6th. Please contact David Heilemann at 1-800-227-6437, or send a message via e-mail to finfo@rogers-corp.com if you have not received a copy of the annual report.

                                        March 31, 1997


Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188
(860) 774-9605


To All Stockholders:

We extend a cordial invitation for you to attend the Corporation's Annual Meeting of Stockholders on Thursday, May 1, 1997, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut.

The only formal action expected this year is the election of Directors. Following the meeting formalities, there will be reports about the Corporation's current operations and future prospects. We will welcome your questions and comments.

Whether or not you plan to attend, it is important that your shares be represented at this meeting. Please complete, sign, date and return the proxy card in the enclosed envelope. Should you be able to attend -- and we hope you do -- we will be happy to have you vote in person.

Notice of Annual Meeting


The Annual Meeting of Stockholders of Rogers Corporation, a Massachusetts corporation, will be held on Thursday, May 1, 1997, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut, for the following purposes:

1. To fix the number of and to elect a Board of Directors for the ensuing year.

2. To transact such other business as may properly come before the meeting.

Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on March 6, 1997, the record date fixed by the Board of Directors for such purpose.

                      By Order of the Board of Directors

                           Robert M. Soffer, Clerk

                               March 31, 1997

_______________________________________________________________________

Stockholders are requested to complete, sign and date the enclosed proxy card and send it by return mail in the enclosed envelope. Proxies are revocable and any stockholder may withdraw his or her proxy and vote in person at the meeting.

Proxy Statement

Rogers Corporation
One Technology Drive
P.O. Box 188
Rogers, Connecticut 06263-0188


March 31, 1997

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation for the Annual Meeting of Stockholders to be held on Thursday, May 1, 1997, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut.

Stockholders of record as of the close of business on March 6, 1997, are entitled to vote at the meeting and any adjournment thereof. As of that date, 7,426,911 shares of Capital Stock of the Corporation were outstanding. Stockholders are entitled to one vote for each share owned. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder submitting a proxy has the right to revoke it any time before it is exercised.

The persons named in the enclosed proxy are both officers of the Corporation, and Harry H. Birkenruth is also a Director. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted: FOR fixing the number of Directors for the ensuing year at ten and the election of the nominees to the Board of Directors shown on the next page under the heading "NOMINEES FOR DIRECTOR" (except for any nominee or nominees as to whom authority is withheld).

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal.

No matters other than those set forth in the Notice of Annual Meeting on the preceding page are expected to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

This proxy statement and the accompanying proxy are first being mailed to stockholders on or about March 31, 1997.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Directors of the Corporation are elected annually and hold office until the next Annual Meeting of Stockholders and thereafter until their successors have been elected and qualified. The Board of Directors has been advised that each nominee will serve if elected. In the event that any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of Directors at a lesser number, as the Board of Directors may recommend. All of the nominees are currently Directors of the Corporation. They were elected to their present term of office at the April 1996 Annual Meeting of Stockholders except for Mr. Boomer who became a Director in March 1997.

NOMINEES FOR DIRECTOR

                         Age / Year
                         First Became    Principal Occupations During the Past
Name                     Director        Five Years and Other Directorships
________________________________________________________________________________

Leonid V. Azaroff        70 / 1976       Professor Emeritus (1994), Professor
                                         (1993), Director - Institute of
                                         Materials Science (1966-92),
                                         University of Connecticut

Leonard M. Baker         62 / 1994       Vice President Technology,
                                         Praxair, Inc.

Wallace Barnes           71 / 1983       Chairman (since 1994), Director,
                                         Rohr, Inc.; Partner, Skybight
                                         Partners; Chairman and Director
                                         (prior to 1996), Barnes Group, Inc.

Harry H. Birkenruth      65 / 1964       Chairman (since March 31, 1997) and
                                         prior to that President, Chief
                                         Executive Officer, Rogers Corporation

Walter E. Boomer         58 / 1997       President, Chief Executive Officer,
                                         Rogers Corporation (since March 31,
                                         1997); President, Babcock & Wilcox
                                         Power Generation Group and Executive
                                         Vice President of McDermott
                                         International, Inc., the parent
                                         corporation of Babcock & Wilcox
                                         (February 1995 to October 1996),
                                         Senior Vice President of McDermott
                                         International, Inc. (August 1994 to
                                         January 1995) and prior to that a
                                         General in the U.S. Marine Corps
                                         from 1986; Director, Baxter
                                         International, Inc.

Mildred S. Dresselhaus   66 / 1986       Institute Professor, Massachusetts
                                         Institute of Technology

Donald J. Harper         69 / 1986       Retired Chairman and Chief Executive
                                         Officer, Insilco Corporation;
                                         Director, Okay Industries, Inc.

Gregory B. Howey         54 / 1994       President, Director, Okay Industries,
                                         Inc.

Leonard R. Jaskol        60 / 1992       Chairman, Director, President, Chief
                                         Executive Officer, Lydall, Inc.;
                                         Director, Eastern Enterprises

William E. Mitchell      53 / 1994       Chief Executive Officer (since June
                                         1996), President, Director, Chief
                                         Operating Officer (September 1995 to
                                         May 1996), Sequel, Inc.; President,
                                         Director, Chief Executive Officer,
                                         Nashua Corporation (October 1993 to
                                         August 1995); prior to that Senior
                                         Vice President of Raychem Corporation

The Board of Directors recommends a vote FOR fixing the number of Directors for the ensuing year at ten (which requires approval of a majority of the shares of Capital Stock present or represented and entitled to vote at the meeting) and the election of the above named nominees. Such individuals will be elected as Directors upon approval of a plurality of the votes cast at the 1997 Annual Meeting of Stockholders.

STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding ownership of the Corporation's Capital Stock as of February 1, 1997, by each of the current Directors and executive officers named in the Summary Compensation Table (the "Named Executive Officers") and by all such individuals and other executive officers as a group.


                      Amount and Nature of Beneficial Ownership

                                         Acquirable
Name of Person          Currently        Within 60   Percent
or Group                Owned            Days(1)     of Class
-----------------------------------------------------------
Leonid V. Azaroff        1,475(2)(3)      11,335         *
Leonard M. Baker         1,659             1,411         *
Wallace Barnes           3,793             1,545         *
Harry H. Birkenruth     70,116            77,200       1.99
Walter E. Boomer (4)         -                 -         *
Mildred S. Dresselhaus   8,193             1,545         *
Donald J. Harper         1,000(3)          1,545         *
Aarno A. Hassell        14,650            38,332         *
Gregory B. Howey         1,659             1,411         *
Leonard R. Jaskol        3,793             1,545         *
Bruce G. Kosa            5,253(2)         18,233         *
William E. Mitchell      1,359             1,411         *
John A. Richie             986            12,166         *
Robert D. Wachob         7,635            38,532         *


Directors and Executive
Officers as a Group
(16 persons)           125,155           245,843       5.01

(1) Represents shares which may be acquired under stock options exercisable within the 60 days immediately following February 1, 1997.

(2) Dr. Azaroff and Mr. Kosa own, respectively, 400 and 4,070 shares, included above, as to which investment and voting power is shared with others.

(3) Dr. Azaroff and Mr. Harper each deferred 718 shares of 1994 stock compensation, which is not included above. Mr. Harper also deferred 552 shares of 1995 stock compensation and 523 shares of 1996 stock compensation, which are not included above.

(4)  Mr. Boomer became a Director and an Executive Officer on March 31, 1997.


  *  Less than 1% of outstanding Capital Stock.

BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CORPORATION'S STOCK

The following table sets forth information as to the beneficial ownership of each person known to the Corporation to own more than 5% of the outstanding Capital Stock. The information in the table is based solely upon filings by each such person with the Securities and Exchange
Commission on Schedule 13G under the Securities Exchange Act of 1934, as amended.

                                           Shares              Percent
Name and Address                           Beneficially        of
of Beneficial Owner                        Owned               Class
-------------------                        -----               -----
Capital Research and                       440,000               5.9
Management Company (1)
333 South Hope Street
Los Angeles, California  90071

President and Fellows of Harvard College   409,362               5.5
c/o Harvard Management Company, Inc.
600 Atlantic Avenue
Boston, Massachusetts  02210

State Farm Mutual Automobile               400,000               5.4
Insurance Company
One State Farm Plaza
Bloomington, Illinois  61710

Westport Asset Management, Inc.(2)         1,025,300            13.8
253 Riverside Avenue
Westport, Connecticut  06880


(1) Capital Research and Management Company, a registered investment advisor and an operating subsidiary of The Capital Group Companies, Inc., exercises investment discretion with respect to 440,000 shares which were owned by various institutional investors. Said subsidiary has no power to direct the vote of such shares.

(2) Westport Asset Management, Inc., a registered investment advisor, has sole voting and investment power with respect to 2,100 of the shares listed above, and has shared voting and investment power with respect
     to the other 1,023,200 shares.   All shares are held in certain
     discretionary managed accounts, except for 2,100 shares which are owned by officers and stockholders of Westport Asset Management, Inc.

BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

The Board of Directors of the Corporation, which held six meetings during 1996, has five regular committees, including an Audit Committee and a Compensation and Organization Committee. There is no nominating committee. All Directors attended more than 75 percent in the aggregate of the total number of meetings in 1996 of the Board and the committees on which each such Director served.

The Audit Committee held two meetings in 1996, and has among its functions making recommendations with respect to the selection of the independent auditors of the Corporation, meeting with the independent auditors to review the scope, accuracy and results of the audit, and making inquiries as to the adequacy of the Corporation's accounting, financial and operating controls. Dr. Azaroff is chairperson of the Audit Committee, with Dr. Baker and Mr. Jaskol as members.

The Compensation and Organization Committee held four meetings in 1996, and has among its functions reviewing the salary system to ensure external competitiveness and internal consistency, and reviewing incentive compensation plans to ensure that they continue to be effective incentive and reward systems. The Compensation and Organization Committee also determines the President's compensation and approves or disapproves the President's recommendations with respect to the compensation of executive officers who normally report to the President. Mr. Barnes is chairperson of the Compensation and Organization Committee, with Messrs. Harper and Jaskol as members.

DIRECTORS' COMPENSATION

For 1996, each Director who was not an employee of the Corporation earned an annual retainer of $13,500, $1,200 for each Board meeting attended and $1,300 or $850 for each committee meeting attended, the amount varying by capacity as chairperson or as a member.

Pursuant to the 1994 Stock Compensation Plan, the retainer fee for non-employee Directors will be paid semi-annually in shares of the Corporation's Capital Stock, with the number of shares of stock granted based on its then fair market value. Stock options also are granted to non-employee Directors twice a year. The number of shares in each six-month period for which stock options are granted is determined by dividing $6,750 (half of the annual non-employee Director retainer fee at the time the plan was established) by the fair market value of a share of the Corporation's Capital Stock as of the date of grant. Existing stock options issued under this plan are exercisable within a period of ten years from date of grant.

Pursuant to the Corporation's Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in the Corporation's Capital Stock.

EXECUTIVE COMPENSATION

The tables, graph and narrative on pages 8 through 14 of this Proxy Statement set forth certain compensation information about the Corporation's Chief Executive Officer and its other four most highly compensated executive officers as of the last completed fiscal year. The Corporation does not presently have any Long-Term Incentive Plans and did not reprice any stock options (as defined by the executive compensation reporting rules of the Securities and Exchange Commission). Therefore, no corresponding tables are provided.

SUMMARY COMPENSATION TABLE

                                                          Long-Term
                                                          Compensation
                                Annual Compensation       Awards
                           ----------------------------   ------
                                               Other      Stock       All
Name and                                       Annual     Options     Other
Principal                                      Compen-    (Number of  Compen-
Position             Year   Salary     Bonus   sation(1)  Shares)(2)  sation(3)
-------------------------------------------------------------------------------
Harry H. Birkenruth  1996  $330,692  $231,700  $ 4,275      30,000    $ 35,964
President and Chief  1995   308,942   304,920    3,455      35,000      23,002
Executive Officer    1994   260,000   210,862    2,078      30,000      21,510

Robert D. Wachob     1996   170,692    85,000      107      12,000       5,531
Vice President,      1995   152,019   105,758       10      15,000       2,400
Sales & Marketing    1994   140,000    86,598               10,000       1,500

Aarno A. Hassell     1996   149,885    45,000                3,000       9,703
Vice President,      1995   141,231    60,000                6,000       8,606
Market and Venture   1994   137,000    58,029                8,000       7,229
Development

Bruce G. Kosa        1996   122,769    49,800                4,000       3,000
Vice President,      1995   115,038    55,000                7,000       2,400
Technology           1994   108,568    40,833                7,000       1,363

John A. Richie       1996   109,885    56,300                5,000       3,000
Vice President,      1995   101,442    60,000                7,000       2,280
Human Resources      1994    93,775    47,000                7,000       1,477


(1) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer. The amounts shown reflect the reimbursement of taxes on nonqualified defined benefit pension plan accruals.

(2) The 1994 share amounts have been doubled to adjust for the July 1995 2-for-1 stock split.

(3) Amounts shown for 1996 include (i) the Corporation's matching contributions to the Rogers Employee Savings and Investment Plan, a 401(k) plan, of $3,000 for each Named Executive Officer; (ii) matching contributions under the Corporation's nonqualified deferred compensation plan for Messrs. Birkenruth and Wachob of $10,914 and $2,531, respectively; (iii) the Corporation's payments on executive owned whole life insurance policies for Messrs. Birkenruth and Hassell of $5,287 and $1,741, respectively and (iv) "above-market" interest earned on deferred compensation to the extent the rate of interest exceeds 120% of the applicable federal long-term rate, amounting to $16,763 and $4,962 for Messrs. Birkenruth and Hassell, respectively.

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)



                               Individual Grants (2)
________________________________________________________
                   Number of     % of Total
                   Securities    Options/SARs  Exercise
                   Underlying    Granted to    Price               Grant Date
                   Options/      Employees in  Per     Expiration  Present
Name               SARs Granted  Fiscal Year   Share   Date        Value(3)
_____________________________________________________________________________
Harry H. Birkenruth  30,000         21.6%      $26.06  10/17/06    $421,500
Robert D. Wachob     12,000          8.6        26.06  10/17/06     168,600
Aarno A. Hassell      3,000          2.2        26.06  10/17/06      42,150
Bruce G. Kosa         4,000          2.9        26.06  10/17/06      56,200
John A. Richie        5,000          3.6        26.06  10/17/06      70,250
_____________________________________________________________________________

(1) The Corporation does not presently have a "stock appreciation rights"
    (SAR) plan.

(2) These stock options become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant. These options expire ten years after the date of grant, or earlier due to termination of employment, death, or retirement.

(3) Black-Scholes Assumption Disclosure

    The estimated grant date present value reflected in the above table is determined by using the Black-Scholes model. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include the following:

    - An exercise price on the option of $26.06, equal to the fair market value of the underlying stock as of the date of grant;

    -   An option term of ten years;

    - An interest rate of 6.53 percent, representing the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term;

    - Volatility of 24.52 percent, calculated using daily stock prices for the one-year period prior to the grant date; and

    - Dividends at the rate of $0.00 per share, representing the annualized dividends paid with respect to a share of Capital Stock at the date of grant.

    The ultimate value of the options will depend on the future market price of the Corporation's Capital Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize on exercise of an option will depend on the excess of the market value of the Corporation's Capital Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION/SAR EXERCISES DURING FISCAL 1996 AND FISCAL YEAR-END
OPTION/SAR VALUES<F1>


                      Number of
                      Shares                                                    Value of Unexercised
                      Acquired                         Number of                   In-The-Money
                      Upon                        Unexercised Options at            Options/SARs
                      Exercise    Value            Fiscal Year-End<F3>       Fiscal Year-End<F4><F5>
Name                  of Options  Realized<F2> Exercisable   Unexercisable   Exercisable   Unexercisable
----------------------------------------------------------------------------------------------------------
Harry H. Birkenruth   10,100      $170,275     77,200        101,000         $1,299,384    $641,133
Robert D. Wachob           0             0     38,532         39,668            661,714     240,068
Aarno A. Hassell       4,000        50,120     38,332         19,668            651,874     174,029
Bruce G. Kosa          3,868        72,378     18,233         19,667            294,384     147,419
John A. Richie         1,500        15,698     12,166         19,334            196,573     123,518


<F1>  The Corporation does not presently have a "stock appreciation rights"
      (SAR) plan.

<F2>  Defined as the difference between the fair market value of the Capital
      Stock and the exercise price of the option at time of exercise.

<F3>  These stock options become exercisable in one-third increments on the second, third and fourth anniversary dates of the grant.

<F4>  Defined as the difference between the fair market value of the Capital
      Stock at fiscal year-end and the exercise price of the option.

<F5>  An option is "in-the-money" if the fair market value of the underlying stock exceeds the exercise price of the option at the measurement date.


RETIREMENT PLANS

The Pension Plan Table below reflects estimated annual benefits payable at age 65 ("normal retirement age") at various compensation levels and years of service pursuant to the Corporation's non-contributory defined benefit pension plans for domestic salaried employees.

                              ANNUAL PENSION BENEFITS

                              Years of Service(1)(2)
             ----------------------------------------------------------
Final
Average
Earnings(3)  15 years  20 years  25 years  30 years  35 years  40 years

$  75,000    $ 16,650  $ 22,200  $ 27,750  $ 33,290  $ 34,960  $ 36,620
  100,000      23,520    31,360    39,200    47,040    49,400    51,750
  125,000      30,400    40,530    50,660    60,790    63,830    66,870
  150,000      37,270    49,700    62,120    74,540    78,270    82,000
  175,000      44,150    58,860    73,580    88,290    92,710    97,120
  200,000      51,020    68,030    85,040   102,040   107,150   112,250
  225,000      57,900    77,200    96,500   115,790   121,580   127,370
  250,000      64,770    86,360   107,950   129,540   136,020   142,500
  275,000      71,650    95,530   119,410   143,290   150,460   157,620
  300,000      78,520   104,700   130,870   157,040   164,900   172,750
_______________________________________________________________________

(1) Benefits are calculated on a straight life annuity basis and such amounts are reduced by offsets for estimated applicable Social Security benefits.

(2) Federal law limits the amount of benefits payable under tax qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan.
    The Corporation has adopted a supplemental retirement plan for the payment of amounts to all plan participants who may be affected by such limitations. In general, the total pension benefit due an individual will be the same as that calculated under the Corporation's qualified pension plan as if such federal benefit limitations did not exist. Accordingly, the benefits shown have not been reduced by such limitations.

(3) Final average earnings is the average of the highest consecutive five of the last ten years' annual earnings as of June 1 of each year. Covered compensation includes only salary, and such amount in the Summary Compensation Table is substantially the amount covered for 1996 for the individuals named. The five-year average earnings for the named executive officers and their estimated years of credited service are: Mr. Birkenruth, $270,520 and 37 years; Mr. Wachob, $142,732 and 14 years; Mr. Hassell, $137,762 and 35 years; Mr. Kosa, $107,718 and 34 years; and Mr. Richie, $91,110 and 20 years.



COMPENSATION AND ORGANIZATION COMMITTEE REPORT

This report is submitted by the Compensation and Organization Committee of the Corporation's Board of Directors (the "Committee"). This Committee report describes the components of the Corporation's executive officer compensation programs for 1996 and the basis on which compensation determinations were made with respect to the executive officers of the Corporation.

Compensation and Organization Committee Interlocks and Insider
Participation

The Corporation's executive compensation program is administered by the Compensation and Organization Committee of the Board of Directors, composed of three independent non-employee Directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee members are: Wallace Barnes (Chairperson of the Committee), Donald J. Harper, and Leonard R. Jaskol.

Philosophy

The executive compensation philosophy is to align such compensation with the long-term success of the Corporation and increases in stockholder value, and to attract, retain, and reward executive officers whose contributions are critical to the long-term success of the Corporation. The guiding principles for compensation decisions are to:

  - Provide a competitive total annual cash compensation package that targets the 50th percentile of a broad spectrum of manufacturing companies from a wide range of industries, to enable the Corporation to attract and retain executives. Key elements of the executive compensation program are base salary, the possibility of a bonus under the Annual Incentive Compensation Plan and the grant of stock options.

  - Integrate compensation with the achievement of annual and long-term goals.

  - Reward officers for above average corporate performance, and individual initiative and achievement.

  - Create long-term incentives that are consistent with the interests of stockholders, through stock option grants.


Base Salaries

The Committee establishes salary ranges for executives by reviewing positions with similar responsibilities in the marketplace. The Corporation obtains information on such positions for a broad spectrum of manufacturing companies from a wide range of industries through published national executive compensation survey data. The data includes a substantial number of companies beyond those reflected in the Performance Graph on page 14.

Salary adjustments are determined by considering merit increases generally being offered in the aforementioned marketplace, achievement of annual financial and other objectives by the Corporation and the business units or functions reporting to the executive officer, the overall performance of the executive officer, and any changes in the executive officer's responsibilities. None of these factors are assigned a specific weighted value. The Corporation allows the factors to change to adapt to various individual, business, economic, and marketplace conditions as they arise. The Committee is responsible for approving recommendations for salary increases made by the President for the officers who normally report to the President.


Annual Bonuses

The Annual Incentive Compensation Plan has target bonuses of 50% of base salary for the President, and between 25% and 40% for the other Named Executive Officers. Subject to an overall corporate percentage of pre-tax profit limitation, actual bonuses may vary from 0% to 200% of the target bonuses depending on performance relative to plan. These amounts are determined by the performance of the Corporation (Net Income Per Share) and each division (Controllable Cash Profit) versus the annual budget goals.
In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 100% to 80% for the Named Executive Officers. For fiscal 1996, corporate performance exceeded targeted levels and, as a result, all of the Named Executive Officers received bonuses.

Stock Options

Each year, the Compensation and Organization Committee considers awards of stock options to key personnel. Stock options are the Corporation's long-term incentive vehicle. In recent years senior management personnel (including the Named Executive Officers) have been granted stock options annually. Other selected personnel are granted options from time to time. The number of options awarded to an executive officer is based on the individual's level in the organization, salary, the same performance criteria used to determine salary adjustments, the number of shares granted in prior years and the total number of shares available for grants. The Corporation does not assign specific weights to these criteria. The options all have an exercise price equal to at least the fair market value of the Corporation's stock as of the date of grant. These options have a ten-year life (however, earlier termination is provided for retirees and others whose employment terminates prior to retirement) and vest in one-third increments on the second, third and fourth anniversary dates of the grant.

In fiscal 1996, stock options for a total of 139,400 shares were granted to employees, of which 54,000 shares were granted to the Named Executive Officers.


Chief Executive Officer Compensation

In 1996, Mr. Birkenruth received a salary increase of $16,000 (5.1%) at the start of the year. National survey data from a broad spectrum of manufacturing companies from a wide range of industries was considered, but the decision was weighted heavily by his previous salary level and his contributions to the Corporation's success.

Mr. Birkenruth received a bonus for 1996 under the Annual Incentive Compensation Plan equal to 70.1% of his base salary as a result of the Corporation exceeding its performance target. In October 1996, he was granted options for 30,000 shares of the Corporation's stock exercisable at $26.06 per share, the fair market value as of the date of the grant. This grant was based on the aforementioned stock option criteria.


Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement and who are employed on the last day of the Corporation's taxable year to $1 million, unless certain requirements are met. The Committee has considered the impact of this tax code provision and has determined that there is little likelihood that Rogers would pay any amounts in 1997 that would result in the loss of a Federal tax deduction under Section 162(m). Accordingly, the Committee has not recommended that any special actions be taken or any plans changed at this time.


Compensation and Organization Committee:

                                 Wallace Barnes, Chairperson
                                 Donald J. Harper, Member
                                 Leonard R. Jaskol, Member

PERFORMANCE GRAPH

The following graph compares the cumulative total return on the Corporation's Capital Stock over the past five years with the cumulative total return on shares of companies comprising the Standard & Poor's (S&P) Industrials Index and the American Stock Exchange High Technology Index (Amex High Technology). Cumulative total return is measured assuming an initial investment of $100 on December 31, 1991, and the reinvestment of dividends.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*


                            GRAPH APPEARS HERE



                                        DOLLARS
                     ---------------------------------------
                     1991   1992   1993   1994   1995   1996
------------------------------------------------------------
Rogers Corporation    100     87    163    310    271    338

S&P Industrials       100    106    115    120    161    198

Amex High Technology  100     85     94     91    141    153

* $100 invested on 12/31/91 in stock or index - including reinvestment of dividends

(Textual description of performance graph for EDGAR transmission - the chart compares the performance of Rogers Capital Stock over a five-year period to the S&P Industrials Index and the Amex High Technology Index, as reflected in the numerical data under the chart, with $100 representing the invested value in Rogers Capital Stock and the two indices at December 31, 1991.)

OTHER ARRANGEMENTS AND PAYMENTS


The Corporation's severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by the Corporation, except in the case of the executive officers of the Corporation as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual's employment terminates. Commencing in November 1992, the right of executive officers to make such an election may be cancelled by the Corporation on three years' notice. Each of Messrs. Birkenruth, Hassell and Wachob would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy.

The Board of Directors determined that it would be in the best interests of the Corporation to ensure that the possibility of a change in control of the Corporation would not interfere with the continuing dedication of the Corporation's executive officers to their duties to the Corporation and its stockholders. Toward that purpose, the Corporation has agreements with all current elected officers of the Corporation, including the Named Executive Officers, which provide certain severance benefits to them in the event of a termination of their employment during a thirty-six month period following a Change in Control (as defined in the agreements). The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreement, unless either party objects to such extension. If within a thirty-six month period following a Change in Control, an executive's employment is terminated by the Corporation without cause (as defined in the agreements) or if such executive resigns in certain specified circumstances, then, provided the executive enters into a two-year noncompetition agreement with the Corporation, the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

AUDIT MATTERS

It is expected that Ernst & Young LLP, the Corporation's independent auditors selected as the independent auditors for the fiscal years ended December 29, 1996, and ending December 28, 1997, will be represented at the annual meeting, with an opportunity to make a statement if they so desire, and will be available to respond to questions.

In addition to the audit of the 1996 financial statements, the Corporation engaged Ernst & Young LLP to perform certain other services, including income tax consultation and assistance in connection with corporate tax planning.


PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Corporation on or before December 1, 1997, for inclusion in the Corporation's proxy statement and form of proxy.


SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, officers and employees of the Corporation may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxies and proxy soliciting materials to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in doing so.

                 Rogers Corporation

                 ONE TECHNOLOGY DRIVE
                 P.O. BOX 188
                 ROGERS, CONNECTICUT   06263-0188
                 (860) 774-9605

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       ROGERS CORPORATION                    PROXY


     The undersigned appoints HARRY H. BIRKENRUTH and ROBERT M. SOFFER, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on May 1, 1997, and at any adjournment thereof.

          1. To fix the number of and to elect a Board of Directors for the ensuing year.


          |_|  FOR all nominees listed below (except as withheld below):

                Leonid V. Azaroff, Leonard M. Baker, Wallace Barnes, Harry
                H. Birkenruth, Walter E. Boomer, Mildred S. Dresselhaus, Donald J. Harper, Gregory B. Howey, Leonard R. Jaskol, and William E. Mitchell.

                (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) in the space provided below.)


                ____________________________________________________________


          |_|  WITHHOLD AUTHORITY to vote for all nominees.

          2. To transact such other business as may properly come before the meeting.



              [continued and to be signed on the other side]

                    PROXY [continued from other side]





     THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED Dated: ___________, 1997 AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR
     PROPOSAL 1, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.



                                           _______________________________



                                           _______________________________
                                                       Signature


(If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.)

<END>